Exhibit 10.3
TRIANGLE CAPITAL CORPORATION

NON-EMPLOYEE DIRECTOR
RESTRICTED SHARE AWARD AGREEMENT
THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the      day of           , 20___ (the “Grant Date”), between Triangle Capital Corporation, a Maryland corporation (the “Company”), and                      (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Triangle Capital Corporation Omnibus Incentive Plan (the “Plan”).
WHEREAS, the Plan permits the issuance of restricted shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and
WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and the Plan, the Company desires to grant to the undersigned shares of Common Stock in connection with and as consideration for Grantee’s service on the Board during Grantee’s current term of office.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Grant of Restricted Shares.

(a)
The Company hereby grants to the Grantee an award (the “Award”) of            shares of Common Stock (the “Shares” or the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)	The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Section 3 hereof.
2. Terms and Rights as a Stockholder.

(a)
Except as provided herein and subject to such other exceptions as may be determined by the Board or the Committee (as applicable under the Plan) in its discretion, the “Restricted Period” for Restricted Shares granted herein shall expire as to all of the Restricted Shares awarded hereunder on the first anniversary of the Grant Date, provided that the Grantee has been a director of the Company at all times from the Grant Date to such first anniversary.

(b)
The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

(i)	the Grantee shall not be entitled to delivery of the stock certificate for any Shares until the expiration of the Restricted Period as to such Shares;

(ii)	none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares; and

(iii)
except as otherwise determined by the Board or the Committee (as applicable under the Plan) at or after the grant of the Award hereunder, any of the Restricted Shares as to which the Restricted Period has not expired shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the Grantee continues to serve as a director of the Company for the entire Restricted Period relating to such Restricted Shares, as the case may be.

     Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

(c)
Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) upon the occurrence of the following events:

(i)	termination of the Grantee’s service as a director of the Company which results from the Grantee’s death or Disability; or

(ii)	the occurrence of a Change in Control.

3. Termination of Restrictions. Upon the expiration or termination of the Restricted Period as to any portion of the Restricted Shares, or at such earlier time as may be determined by the Board or the Committee (as applicable under the Plan), all restrictions set forth in this Agreement or in the Plan relating to such portion of the Restricted Shares shall lapse as to such portion of the Restricted Shares, and a stock certificate for the appropriate number of Shares shall be deliverable to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.

4. Delivery of Shares.

(a)
As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Section 4(b) and Section 4(c) hereof or their reversion to the Company as set forth in Section 2(b) hereof.

(b)
Certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be deliverable to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares lapse.

(c)
Certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be deliverable to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.

(d)	Each certificate representing Restricted Shares shall bear a legend in substantially the following form:
THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE TRIANGLE CAPITAL CORPORATION OMNIBUS INCENTIVE PLAN (THE “PLAN”) AND THE RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND TRIANGLE CAPITAL CORPORATION (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY.
5. Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement.

6. Adjustments. The Board (or the Committee) shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award, including adjusting the number of Shares subject to this Award, in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.5 of the Plan) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
7. Amendment to Award. Subject to the restrictions contained in the Plan, the Board or the Committee (as applicable under the Plan) may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination which would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
8. Taxes; Section 83(b) Election; Tax Consequences.

(a)	Grantee shall be responsible for the timely payment of all taxes imposed upon Grantee as a result of the Award and vesting of the Restricted Shares, whether federal, state or local.

(b)
The Grantee may, but is not required to, elect to apply the tax rules of Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to the issuance of the Restricted Shares. If the Grantee makes an affirmative election under Section 83(b) of the Code, the Grantee must notify the Company in writing within 30 days after the Grant Date and include a copy of such election.

(c)	Neither the Company nor any Subsidiary makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to the Grantee under this Agreement.
9. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

10. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or, if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

11. Notices. Any notice required in connection with this Agreement shall be given in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or telecopied to the recipient at the following addresses or to such other address as either party may provide in writing from time to time.

To the Company:	Triangle Capital Corporation 3700 Glenwood Avenue, Suite 530 Raleigh, North Carolina 27612 Attn: [ ]

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.
12. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Maryland without giving effect to conflicts of laws principles.

13. Grantee Undertaking. Grantee hereby agrees to take whatever additional action and execute whatever additional documents the Company may, in its judgment, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Grantee or the Shares pursuant to the express provisions of this Agreement.

14. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board or the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.
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  IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

TRIANGLE CAPITAL CORPORATION

By:
Name:	[ ]
Title:	[ ]

GRANTEE:

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